EXHIBIT 99.1

[SPECTRX'S LETTERHEAD]

Contacts

Bill Wells - Media
Thomas H. Muller, Jr. - Financial
770-242-8723

Former MiniMed Executive Named President and COO of SpectRx, Inc.

Former VP oversaw growth of insulin pump revenue from $6 million to $294 million

NORCROSS, GA (November 6, 2003) -- SpectRx, Inc. (OTCBB: SPRX) today announced that Bill Arthur has been named president and chief operating officer of the company effective immediately. Mr. Arthur will lead SpectRx's diabetes business, which includes SimpleChoice® insulin pump disposable products and the development program for a continuous glucose monitor. Mr. Arthur was previously vice president of sales for MiniMed, the world's leading provider of insulin pumps and supplies, which was sold to Medtronic in 2001 for $3.4 billion.

"Bill is a proven leader in the area of insulin pump sales and marketing who knows how to get results," said Mark A. Samuels, chairman and CEO of SpectRx, Inc. "Bill has a history of successfully introducing innovative products into the marketplace and helping grow companies into positions as market leaders. We believe that Bill is capable of helping rapidly build our diabetes business into a substantial market position."

"I believe that the SimpleChoice insulin delivery products and the continuous glucose monitoring technology of SpectRx offer a tremendous opportunity for growth and profitability," said Mr. Arthur. "Most immediately, we plan to complete the introduction of our SimpleChoice products to the diabetes market and begin growing revenue. We also plan to move our continuous glucose monitoring development program by finding a technical and financial partner that shares our goal of bringing the product to market quickly and providing a new tool that can help people with diabetes."

As president and COO, Mr. Arthur will be responsible for sales, marketing, manufacturing, engineering, research and development activities related to the diabetes business. He will report to Chairman and CEO Mark Samuels. Keith Ignotz, in his role as senior executive vice president, will continue his focus on obtaining separate funding for the company's cervical cancer development program.

Mr. Arthur joined MiniMed in 1993 where he built the sales force and grew annual revenue from $6 million to more than $294 million. While at MiniMed, he was successful in integrating insulin pumps into the mainstream of diabetes care by securing Medicare and insurance coverage. Prior to MiniMed, he was founder and CEO of MedFusion, a maker of infusion pumps and disposables for drug delivery, which he grew to approximately $25 million in sales. Mr. Arthur also served in marketing capacities at Pacesetter Systems, Inc., the predecessor to MiniMed, Auto-Syringe, Inc. and Becton-Dickinson & Company. He has a B.S. in microbiology from Pennsylvania State University and postgraduate work at Farleigh Dickinson University.

About SpectRx

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. These FDA-cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx also plans to commercialize its non-invasive cancer detection technology through direct funding. For more information, visit SpectRx's web sites at www.spectrx.com and www.mysimplechoice.com.

SimpleChoice and SimpleChoice®easy are trademarks owned by SimpleChoice, a SpectRx company.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of SpectRx to continue as a going concern, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent quarterly reports.

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